Exhibit 99.2

“RCT” means the material omitted has been filed separately with the Securities and Exchange Commission with an application requesting confidential treatment.

AMENDMENT TO GAMING

DEVICE LICENSE AGREEMENT

                This AMENDMENT TO GAMING DEVICE LICENSE AGREEMENT (“Amendment”) made as of this 30th day of September 2007 between THE VONS COMPANIES, INC. (“Vons”), a Michigan Corporation, and MARKET GAMING, INC. (“MGI”), a Nevada Corporation.

WITNESSETH :

                WHEREAS, Vons and MGI entered into that certain Gaming Device License Agreement on October 25 2004 covering all supermarkets operated by Vons in the Territory, (the “License Agreement”); and

                WHEREAS, Vons and MGI desire to amend and modify the License Agreement upon the terms and provisions herein set forth.

                NOW THEREFORE, in consideration of the foregoing premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree that the License Agreement is modified and amended as follows:

                1. Effective Date. The Effective date of this Amendment shall be August 1, 2007.

                2. Definitions.      All capitalized terms contained in this Amendment, unless otherwise hereinafter contained, shall have the same meaning as in the License Agreement.

                4. Purpose.            Article 4.1(a) is hereby deleted in its’ entirety and replaced with the following:

“MGI shall pay to VONS a fixed, monthly license fee (hereinafter the “License Fee”) for each Licensed Premises equal to RCT per that number of Gaming Devices actually installed by MGI in each Store, which is within the Territory and located within a 25 mile radius from the intersection of Las Vegas Blvd. and Stewart Avenue in the City of Las Vegas(hereinafter “Las Vegas Territory”), for any particular month. For all other Licensed Premises located in Stores within the Territory, but outside of the above-mentioned 25 mile radius, MGI shall pay to VONS a fixed, monthly license fee (hereinafter the “License

Fee”) equal to RCT per that number of Gaming Devices actually installed by MGI for any particular month.”

Article 4.1(d) is deleted in its’ entirety.

Article 4.8 is deleted in its’ entirety.

                IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the 30th day of September 2007.

THE VONS COMPANIES, INC		MARKET GAMING, INC.

/s/ Cari Graziani		/s/ Edward J. Herbst
By:	Cari Graziani	Edward J. Herbst
Its:	SVP Marketing Planning	President

Form Approved: